Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 24, 2024 relating to the financial statements appearing in the Annual Report on Form 10-K of Beyond Air, Inc. for the year ended March 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum llp

Morristown, NJ

September 25, 2025